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                                                           EXHIBIT 26(H)(9)(VI)

              FOURTH AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT

   THIS FOURTH AMENDMENT TO THE SHAREHOLDER SERVICES AGREEMENT (the "Amendment") is made as of this 1st day of October, 2014, by and between MINNESOTA LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the "Distributor").

                                   RECITALS

   WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated April 18, 2002, as amended June 27, 2003, July 1, 2007, and June 1, 2009 (the "Agreement"), in which the Company offers to the public certain individual variable annuity and variable life insurance contracts (the "Contracts"); and

   WHEREAS, the parties desire to amend the Agreement to remove the VP Value Class II and VP Ultra Class II Funds as investment options under the Agreement; and

   WHEREAS, in connection with the remaining Funds available as investment options under the Agreement, the parties have agreed to revise the reimbursement terms set forth in Sections 7(b) and 7(c) of the Agreement; and

   WHEREAS, the parties now desire to further modify the Agreement as provided herein.

   NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

   1. FUNDS AVAILABLE. The second recital of the Agreement is hereby deleted in its entirety and replaced with the following language:

      "WHEREAS, the Company wishes to make available as investment options under the Contracts Class II shares of VP Income & Growth and VP Inflation Protection (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. and/or American Century Variable Portfolios II, Inc. (collectively, the "Issuer"); and"

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   2. COMPENSATION AND EXPENSES. Sections 7(b) and 7(c) of the Agreement are
hereby deleted in their entirety and are replaced with the following language:

      "(b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to (i) 15 basis points (0.15%) per annum of the average aggregate amount invested by the Company under this Agreement in Class II shares of VP Income & Growth Fund; or (ii) 10 basis points (0.10%) per annum of the average aggregate amount invested by the Company in Class II shares of VP Inflation Protection Fund. However, at such time as the assets of the Funds in the Accounts reach a total of $200 million, beginning on the first day of the following quarter the Distributor will pay the Company an Administrative Services Fee equal to (i) 20 basis points (0.20%) per annum of the average amount invested by the Company under this Agreement in Class II shares of VP Income & Growth Fund; or (ii) 15 basis points (0.15%) per annum of the average aggregate amount invested by the Company in Class II shares of VP Inflation Protection Fund. The payments received by the Company under this SECTION 7(B) are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

      (c) The Funds have adopted distribution plans pursuant to which Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds' distribution plans. The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services specified on EXHIBIT B. The provisions and terms of these Funds' distribution plans are described in their respective prospectuses, and the Company hereby agrees that Distributor has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective prospectuses. The fee for each class of shares will be set by Distributor based on the relevant distribution plans. The Distributor's obligation to make payments of applicable distribution fees to the Company with respect to any Fund, if any, shall be contingent upon receipt by Distributor of such payment from the respective Funds under this Agreement."


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   3. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

   4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

   5. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

   IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                          MINNESOTA LIFE INSURANCE COMPANY

                                          By:     /s/ Daniel Kruse
                                                  ------------------------------
                                          Name:   Daniel Kruse
                                          Title:  Second Vice President and
                                                  Actuary
                                          Date:   9/11/14

                                          AMERICAN CENTURY INVESTMENT SERVICES,
                                          INC.

                                          By:     /s/ Cindy A. Johnson
                                                  ------------------------------
                                          Name:   Cindy A. Johnson
                                          Title:  Vice President
                                          Date:   9/29/14

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